EXHIBIT 10-12
Gannett Co., Inc.
2001 Omnibus Incentive Compensation Plan
(Amended and Restated as of May 4, 2010)
Amendment Number 2

Pursuant to Section 16 of the Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010) (the “Plan”), Gannett Co., Inc. hereby amends the Plan, effective June 29, 2015:

1.	The following Introduction is inserted before Article 1:

Introduction
In 2015, Gannett Co., Inc. separated its digital/broadcast and publishing businesses into two separate publicly traded companies. The separation occurred when Gannett Co., Inc. contributed its publishing businesses to a newly formed subsidiary, Gannett SpinCo, Inc., and distributed the stock of Gannett SpinCo, Inc. to its shareholders (the “Spin-off”). In connection with the Spin-off, Gannett SpinCo, Inc. was renamed “Gannett Co., Inc.” (“SpinCo”). The entity formerly known as Gannett Co., Inc. was renamed “TEGNA Inc.” (the “Company”) and continues the digital/broadcast businesses.
Effective as of the Spin-off, this Plan shall be renamed as the “TEGNA Inc. 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010)”.
2.Article 1 is retitled “Establishment, Objectives, Duration and Effect of Spin-off” and the following new Section 1.4 is inserted at the end thereof:
1.4    Effect of Spin-off

Pursuant to an Employee Matters Agreement by and between SpinCo and the Company dated June 26, 2015 (the “Employee Matters Agreement”), the Awards granted to certain employee and directors of the Company or its affiliates are hereby converted in connection with the Spin-off as set forth in that Agreement. The Employee Matters Agreement sets forth certain rules that will apply with respect to outstanding Awards as of the date of the Spin-off, and such Agreement may be used as an aid in interpreting the terms of the benefits hereunder. As set forth in the Employee Matters Agreement, SpinCo, and not the Company, shall be solely responsible for paying certain adjusted awards resulting from the Spin-off.

Notwithstanding any other provision of this Plan or the SpinCo 2015 Omnibus Incentive Compensation Plan, no Participant shall be entitled to duplicate benefits under both such Plans with respect to the same period of service or compensation.

For any employee or director who is employed by or serving as a director of SpinCo immediately after the Spin-off, the change in employment or directorship status resulting from the Spin-off shall not be considered a “separation from service”, “retirement”, “cessation of employment”, “termination of employment”, “termination of employment with the Company”, “directorship termination”, “retirement from the Board”, “cessation of employment with the Company or any Affiliate” or similar term.

Notwithstanding any other provision of this Plan, and for avoidance of doubt, the Spin-off shall not be considered a Change in Control hereunder.

3.Effective as of the Spin-off, all references to “Gannett Co., Inc.” or similar terms shall refer to TEGNA Inc. as appropriate.
4.Section 15.3(d) is amended by adding the following sentence to the end of such section:
Notwithstanding the foregoing, if the only remaining Awards that are subject to the excise tax under Section 4999 that could be reduced to accomplish Limited Vesting are Section 409A Awards, then performance-based Section 409A Awards may be reduced followed by non-performance, service-based Section 409A Awards.

5.	Section 15.4 is amended to read in its entirety as follows:

Limitation on Payment. Notwithstanding Section 15.1, if Limited Vesting applies then the amount paid on exercise or payment of an Award shall not exceed the largest amount that can be paid without causing an excise tax to be payable by the Participant under Section 4999 of the Code. If payments are so limited, awards shall be deemed paid in the following order:

(a)	all Options or SARs that were accelerated pursuant to Section 15.1(a) shall be deemed paid first;

(b)	all awards of Restricted Stock and Restricted Stock Units that are not performance-based shall be deemed paid; and

(c)	finally, all awards of Performance Units, Performance Shares and performance-based Restricted Stock and Cash Awards shall then be deemed paid.

As among awards or portions of awards of the same type, those vesting at the most distant time in the future (absent a Change in Control) shall be deemed paid last.

IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of June 26, 2015.
GANNETT CO., INC.

By: /s/ Todd A. Mayman
Name: Todd A. Mayman
Title: Senior Vice President, General Counsel and Secretary